Exhibit 10.1
AMENDMENT TO SERVICES AGREEMENT
     THIS AMENDMENT TO SERVICES AGREEMENT (the “Amendment”) is made and entered into as of November 24, 2008, by and between Panda Energy Management, LP (“PEM”), a Delaware limited partnership, and Panda Ethanol, Inc. (“PEI” or the “Company”), a Nevada corporation. PEM and the Company are hereinafter sometimes referred to individually as a “Party” and jointly as the “Parties.”
     WHEREAS, the Parties have previously entered into the Services Agreement, effective as of September 1, 2007 (the “Services Agreement”), for the performance of certain administrative services to PEI and its subsidiaries; and
     WHEREAS, the Parties desire to amend and modify the Services Agreement to provide, among other things, for the payment of PEM Services (as defined in the Service Agreement) in the form of cash, as described below;
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. Terms of Payment for PEM Services. Section 4 of the Services Agreement is hereby amended and restated in its entirety as follows:
     (a) Within thirty days from the end of each calendar month, PEM will submit an invoice to the Company for all expenses to be reimbursed to PEM in cash, as specified in Exhibit 1. Such expenses shall be immediately due and payable and if not paid within thirty (30) days shall bear interest at the rate of 12% per annum;
     (b) With respect to PEM Services performed under the Services Agreement during the period of October 1, 2008 through October 15, 2008, upon receipt and verification of an invoice for such PEM Services, the Company agrees promptly to instruct its stock transfer agent to issue a certificate to PEM for the number of shares of the Company’s common stock equal to the aggregate value of PEM Services provided divided by the volume weighted average closing price for the last 10 trading days of October and to direct the certificate therefore to be delivered to PEM as soon as reasonably practical.
     (c) Within thirty days from the end of each calendar month, PEM shall submit in writing an invoice or invoices covering its charges to the Company for PEM Services provided pursuant to this Agreement and rendered to the Company hereunder during such calendar month (except with respect to the month ended October 31, 2008, such period will begin on October 16, 2008 and end on October 31, 2008) that are to be paid to PEM in cash as specified in Exhibit 1. PEI shall deliver to PEM such payment within thirty days after its receipt of PEM’s invoice.

2. Termination. The first sentence of Section 8 of the Services Agreement is hereby amended and restated in its entirety as follows:
This Agreement and the provision, or coordination of provision, of PEM Services by PEM as the case may be, may be terminated on 15 business days’ prior written notice by either Party.
3. Exhibit 1. Exhibit 1 to the Services Agreement is hereby amended and restated in its entirety as attached to this Amendment.
4. Binding Effect. The Parties confirm that, except to the extent specifically amended hereby, the provisions of the Services Agreement shall remain unmodified, and the Services Agreement as so amended is hereby confirmed as being in full force and effect and shall be binding upon the Parties and their respective successors and assigns.
5. Governing Law. This Amendment shall be governed by the laws of the State of Texas.
6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one document.
[Remainder of Page Intentionally Left Blank.
Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

PANDA ENERGY MANAGEMENT, LP By: PEMC, Inc., its General Partner
By:	/s/ Todd W. Carter
	Name:	Todd W. Carter
	Title:	President

PANDA ETHANOL, INC.
By:	/s/ Natasha Ray
	Name:	Natasha Ray
	Title:	Chief Financial Officer and Treasurer

Exhibit 1
Payment of Non-Labor related PEM Services by company
All amounts payable by the Company in cash for the non-labor related PEM Services provided pursuant to this Agreement shall be remitted to PEM in United States dollars in the form of a check or wire transfer to a bank designated in the invoice or otherwise in writing by PEM. As payment relates to non-labor related PEM Services, PEM and Company will adhere to the payment terms shown in Section 4(a).
Payment of Labor Related PEM Services by Company
All labor related PEM Services rendered to the Company by PEM employees, excluding those PEM employees that also hold a position with the Company’s board of directors, shall be payable by the Company in United States dollars in the form of check or wire transfer to a bank designated in the invoice or otherwise in writing by PEM. As payment relates to labor-related PEM Services, PEM and Company will adhere to the payment terms shown in Section 4(b) or (c). Any other PEM Services or expenses related thereto shall be payable in cash according to Section 4(a) of the Agreement.
Determination of Value of Services Provided:
Each month, PEM employee time sheets will be submitted which allocate work hours spent on various activities.
Each PEM employee’s annual salary divided by 2,080 will determine that PEM employee’s hourly rate. The hourly rate for each individual providing PEM Services, multiplied by 2.0 times, will be applied to the aggregate monthly hours of services provided by that individual to the Company to determine the value of the PEM Services rendered by PEM to Company. This calculation will be performed for each PEM employee that provides services to Company.
Registration Rights:
Stock issued as payment for PEM Services provided prior to October 16, 2008 will have the registration rights provided by that certain Registration Rights Agreement, dated as of November 9, 2007, by and among the Company, Panda Energy International, Inc., and the other holders party thereto, as amended from time to time.

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